Press Release

For immediate release

Company contact: Larry C. Busnardo, Senior Director, Investor Relations, 303-312-8514

Bill Barrett Corporation Reports First Quarter 2017 Financial and Operating Results

•	Production sales volumes of 1.43 MMBoe for the first quarter were at the high-end of guidance range of 1.35-1.45 MMBoe

•	Capital expenditures of $59 million in the first quarter were below guidance range of $60-$65 million

•	Denver-Julesburg ("DJ") Basin oil price differential averaged $2.78 per barrel; represents a 50% reduction from the first quarter of 2016

•	Added 2,882 acre federal lease in DJ Basin; provides up to 50 XRL drilling locations

•	Lease operating expense ("LOE") averaged $4.09 per Boe; represents 37% improvement from the first quarter of 2016

•	DJ Basin LOE of $3.47 per Boe in the first quarter; represents 28% improvement from the first quarter of 2016

•	Negotiated significant improvement in Utah oil contract pricing beginning May 2017; oil differential expected to average approximately $2.00/bbl

•	Exited the first quarter financially well positioned with cash of $266 million and an undrawn credit facility

•	Recently issued $275 million of Senior Notes due 2025; proceeds will be used with cash on hand to redeem existing $315 million of Senior Notes due 2019; extends nearest maturity to 2022

DENVER - May 2, 2017 - Bill Barrett Corporation (the "Company") (NYSE: BBG) reports first quarter of 2017 financial and operating results.

For the first quarter of 2017, the Company reported a net loss of $13 million, or $0.18 per diluted share. Adjusted net income (non-GAAP) for the first quarter of 2017 was a net loss of $12 million, or $0.16 per diluted share. EBITDAX for the first quarter of 2017 was $36 million. Adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

Chief Executive Officer and President Scot Woodall commented, "We're off to a good start in 2017 as we delivered production sales volumes at the upper end of our guidance range and we continue to demonstrate improvements in LOE and oil price realizations that are having a positive impact on operating margins. In the DJ Basin, we are implementing enhanced drilling and completion concepts, including higher sand concentration and tighter frac stage spacing that we anticipate will improve well performance and recovery going forward. We placed two DSUs on initial flowback during the first quarter and are on track to execute a 70-75 well program in the DJ Basin this year, including the addition of a second drilling rig during the second quarter that establishes a strong foundation of growth for 2018. We recently took advantage of changing oil market dynamics in Utah and negotiated a significant improvement in our Uinta Oil Program oil pricing contracts effective May 2017. This translates into improved well economics as we have recently initiated a recompletion program. Consistent with our strategy of maintaining balance sheet flexibility, we issued $275 million of senior notes, due 2025. The proceeds, plus cash on hand, will be used to redeem our existing $315 million of senior notes, due October 2019 and extends our nearest maturity to 2022. The reduction in debt and related extension of maturity positions us better financially for the future."

OPERATING AND FINANCIAL RESULTS

The following table summarizes certain operating and financial results for the first quarter of 2017 and 2016 and the fourth quarter of 2016:

	Three Months Ended March 31,			Three Months Ended December 31,
	2017	2016	Change	2016	Change
Combined production sales volumes (MBoe)	1,433	1,367	5%	1,550	(8)%
Net cash provided by (used in) operating activities ($ millions)	$38.1	$40.5	(6)%	$5.5	593%
Discretionary cash flow ($ millions) (1)	$22.9	$24.4	(6)%	$32.4	(29)%
Combined realized prices with hedging (per Boe)	$37.71	$45.42	(17)%	$44.65	(16)%
Net income (loss) ($ millions)	$(13.1)	$(46.5)	72%	$(49.3)	73%
Per share, basic	$(0.18)	$(0.96)	81%	$(0.79)	77%
Per share, diluted	$(0.18)	$(0.96)	81%	$(0.79)	77%
Adjusted net income (loss) ($ millions) (1)	$(11.6)	$(13.7)	15%	$(11.2)	(4)%
Per share, basic	$(0.16)	$(0.28)	43%	$(0.18)	11%
Per share, diluted	$(0.16)	$(0.28)	43%	$(0.18)	11%
Weighted average shares outstanding, basic (in thousands)	74,544	48,499	54%	62,241	20%
Weighted average shares outstanding, diluted (in thousands)	74,544	48,499	54%	62,241	20%
EBITDAX ($ millions) (1)	$36.1	$39.4	(8)%	$45.8	(21)%

(1)
Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

Oil, natural gas and natural gas liquids ("NGL") production totaled approximately 1.43 million barrels of oil equivalent ("MMBoe") in the first quarter of 2017. First quarter production was at the upper end of the guidance range of 1.35-1.45 MMBoe and represents a 12% increase in production sales volumes compared to the first quarter of 2016, excluding production associated with asset sales. Higher production sales volumes relative to the comparable 2016 period were primarily the result of production volumes associated with XRL wells that were placed on production during the first half of 2016, while the sequential decline is primarily due to natural declines, as no new wells were placed on production during the second half of 2016.

First quarter production was 58% oil, 22% natural gas and 20% NGLs. First quarter sales volumes had a higher natural gas component than previous quarters as a result of no new XRL wells being placed on production during the second half of 2016. The Company anticipates that the oil component of total production will increase as additional XRL wells are placed on production during 2017.

	Three Months Ended March 31,			Three Months Ended December 31,
	2017	2016	Change	2016	Change
Production Sales Data:
Oil (MBbls)	825	886	(7)%	960	(14)%
Natural gas (MMcf)	1,890	1,626	16%	1,866	1%
NGLs (MBbls)	293	210	40%	279	5%
Combined volumes (MBoe)	1,433	1,367	5%	1,550	(8)%
Daily combined volumes (Boe/d)	15,922	15,022	6%	16,848	(5)%

Cash operating costs (lease operating expense ("LOE"), gathering, transportation and processing costs and production tax expense) averaged $4.65 per Boe in the first quarter of 2017, a 32% reduction compared to the first quarter of 2016, when cash operating costs averaged $6.81 per Boe.

LOE averaged $4.09 per Boe in the first quarter of 2017 compared to $6.46 per Boe in the first quarter of 2016. LOE in the DJ Basin averaged $3.47 per Boe in the first quarter of 2017 compared to $4.80 per Boe in the first quarter of 2016. The year-over-year reduction was a result of improved operational efficiencies, disposition of higher LOE wells in the Uinta Oil Program ("UOP") and lease operating cost reductions in both the DJ Basin and the UOP.

The decrease in production tax expense compared to the fourth quarter of 2016 is related to an annual adjustment of Colorado ad valorem tax based on actual assessments and of the related Colorado severance tax credit adjustment.

	Three Months Ended March 31,			Three Months Ended December 31,
	2017	2016	Change	2016	Change
Average Costs (per Boe):
Lease operating expenses	$4.09	$6.46	(37)%	$3.73	10%
Gathering, transportation and processing expense	0.34	0.58	(41)%	0.32	6%
Production tax expenses	0.22	(0.23)	196%	2.32	(91)%
Depreciation, depletion and amortization	26.76	30.74	(13)%	29.76	(10)%

Debt and Liquidity

At March 31, 2017, the principal debt balance was $718.5 million, while cash and cash equivalents were $265.9 million, resulting in net debt (principal balance of debt outstanding less the cash and cash equivalents balance) of $452.6 million. Cash and cash equivalents were reduced subsequent to the end of the quarter as the Company made regularly scheduled interest payments of approximately $26 million related to its Senior Notes due 2019 and 2022.

The Company is undergoing its semi-annual borrowing base review and expects that its current borrowing base of $300 million will remain unchanged upon completion of the review. The Company has $274 million in available borrowing capacity, after taking into account a $26 million letter of credit.

On April 28, 2017, the Company closed on an offering of $275 million in aggregate principal amount of 8.75% senior unsecured notes due 2025. Net proceeds from the offering, together with available cash on hand, will be used to reduce long-term debt through the redemption of the outstanding 7.625% Senior Notes due 2019 and and the outstanding 5% Convertible Senior Notes due 2028.

Capital Expenditures

Capital expenditures for the first quarter of 2017 totaled $59.2 million, which was below the Company's guidance range of $60-65 million. The Company operated one drilling rig during the quarter and spud 5 XRL and 9 mid-reach lateral ("MRL") wells. In addition, completion operations were finalized on 13 XRL wells. Capital expenditures for the first quarter consisted of $45.1 million for drilling and completions, $13.5 million for previously announced DJ Basin acreage acquisitions, and $0.6 million for infrastructure and corporate assets.

OPERATIONAL HIGHLIGHTS

DJ Basin

The Company produced an average of 14,187 Boe/d in the first quarter of 2017, which was 22% greater than the first quarter of 2016 average of 11,670 Boe/d. The Company achieved this growth despite a reduction in drilling activity for approximately two quarters in 2016 due to low oil prices. Drilling activity was resumed in September 2016 and two DSUs were placed on initial flowback during the first quarter. The Company is currently operating one drilling rig and plans to add a second rig during the second quarter of 2017.

The following provides a synopsis of the current DSU activity:

•
4-62-20 - the DSU is located within the southern area of NE Wattenberg and includes 4 XRL wells, which incorporated increased proppant of up to 1,200 pounds of sand per lateral foot. The wells were placed on initial flowback in February 2017.

•
5-62-27 - the DSU is located within the central area of NE Wattenberg and includes 9 XRL wells, which incorporated increased proppant of approximately 1,500 pounds of sand per lateral foot. The wells were placed on initial flowback in March 2017.

•
6-62-10/6-62-11 - the DSU is located within the northern area of NE Wattenberg and includes 4 XRL wells. An additional 10 MRL wells, with a lateral length of approximately 7,300 feet, were drilled to develop the DSU based on lease configuration. The wells are scheduled to be placed on initial flowback during the second quarter of 2017. Completion operations will incorporate enhanced proppant of up to 1,500 pounds of sand per lateral foot and a reduction in frac spacing from approximately 175 feet between stages to approximately 100-140 feet per stage.

•
5-63-32 - the DSU is located within the western area of NE Wattenberg and includes 5 XRL wells. Drilling operations commenced in the second quarter and the wells are scheduled to be placed on initial flowback in the third quarter of 2017. The wells will incorporate enhanced proppant of up to 1,500 pounds of sand per lateral foot and frac spacing of approximately 100-120 feet between stages.

•
XRL well drilling days to rig release have averaged approximately 6.7 days per well during 2017, including a best-in-class well that was drilled in approximately 5.6 days. This represents a 26% improvement over 2016. In addition, average feet drilled per day for an XRL well has increased 37% to 3,661 feet drilled per day compared to the 2016 average of 2,668 feet drilled per day.

•	Drilling and completion costs for the most recent XRL wells averaged approximately $4.5 million per well, which includes the cost of incorporating higher proppant concentrations.

Pursuant to the Right-of-Way Leasing Act, the Company was issued a 2,882 acre federal lease under the Riverside Reservoir in the middle of its central and southern acreage area at a de minimis minimum bid purchase amount. The Company is engaged in forming a unit containing this acreage, which will provide up to 50 XRL drilling locations.

Uinta Oil Program

Production sales volumes averaged 1,711 Boe/d (94% oil) during the first quarter of 2017. The Company has begun a nine well recompletion program. The Company recently took advantage of changing market dynamics to negotiate new marketing contracts and expects that oil price differentials will average approximately $2.00 per barrel beginning May 1, 2017. The contracts are for a period of two years and compare favorably to an average oil price differential of $7.75 per barrel for 2016.

2017 OPERATING GUIDANCE

The Company is providing the following update to its 2017 operating guidance. See "Forward-Looking Statements" below.

•	Capital expenditures of $255-$285 million, unchanged

◦	Second quarter capital expenditures are expected to total $65-$75 million

•	Production of 6.0-6.5 MMBoe, unchanged

◦	Second quarter production sales volumes are expected to approximate 1.45-1.55 MMBoe

◦	Second quarter production is expected to be weighted approximately 60% oil

•	Lease operating expense of $27-$30 million, unchanged

•	General and administrative expenses of $30-$33 million, unchanged

•	Gathering, transportation and processing costs of $2-$3 million, unchanged

•	Unused commitment for firm natural gas transportation charges of $18-$19 million, unchanged

COMMODITY HEDGES UPDATE

The following table summarizes the hedge position as of May 2, 2017:

	Oil (WTI)		Natural Gas (NWPL)
Period	Volume Bbls/d	Price $/Bbl	Volume MMBtu/d	Price $/MMBtu
2Q17	6,625	58.10	10,000	2.96
3Q17	7,125	58.77	10,000	2.96
4Q17	7,125	58.77	10,000	2.96
1Q18	4,250	54.64	—	—
2Q18	4,250	54.64	—	—
3Q18	2,000	54.34	—	—
4Q18	2,000	54.34	—	—

Realized sales prices will reflect basis differentials from the index prices to the sales location.

UPCOMING EVENTS

First Quarter Conference Call and Webcast

The Company plans to host a conference call on Wednesday, May 3, 2017, to discuss the results and management's outlook. The call is scheduled at 10:00 a.m. Eastern time (8:00 a.m. Mountain time). Please join the webcast conference call live or for replay via the Internet at www.billbarrettcorp.com, accessible from the home page. To join by telephone, call (855) 760-8152 ((631) 485-4979 international callers) with passcode 10337349. The webcast will remain on the

Company's website for approximately 7 days and a replay of the call will be available through May 10, 2017 at (855) 859-2056 ((404) 537-3406 international) with passcode 10337349.

DISCLOSURE STATEMENTS

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. In particular, the Company is providing "2017 Operating Guidance," which contains projections for certain 2017 operational and financial metrics. Additional forward-looking statements in this release relate to, among other things, future capital expenditures, costs, projects and opportunities.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

BILL BARRETT CORPORATION
Selected Operating Highlights
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Production Data:
Oil (MBbls)	825	886
Natural gas (MMcf)	1,890	1,626
NGLs (MBbls)	293	210
Combined volumes (MBoe)	1,433	1,367
Daily combined volumes (Boe/d)	15,922	15,022

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$47.92	$27.60
Natural gas (per Mcf)	2.66	1.66
NGLs (per Bbl)	20.04	9.43
Combined (per Boe)	35.18	21.30

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$52.41	$63.69
Natural gas (per Mcf)	2.62	2.26
NGLs (per Bbl)	20.04	9.43
Combined (per Boe)	37.71	45.42

Average Costs (per Boe):
Lease operating expenses	$4.09	$6.46
Gathering, transportation and processing expense	0.34	0.58
Production tax expenses	0.22	(0.23)
Depreciation, depletion and amortization	26.76	30.74
General and administrative expense (1)	6.52	9.09

(1)	Includes long-term cash and equity incentive compensation of $0.79 per Boe and $2.87 per Boe for the three months ended March 31, 2017 and 2016, respectively.

BILL BARRETT CORPORATION
Consolidated Condensed Balance Sheets
(Unaudited)

	As of March 31,	As of December 31,
	2017	2016
	(in thousands)
Assets:
Cash and cash equivalents	$265,887	$275,841
Other current assets (1)	45,679	42,611
Property and equipment, net	1,085,078	1,062,149
Other noncurrent assets (1)	5,100	4,740
Total assets	$1,401,744	$1,385,341

Liabilities and Stockholders' Equity:
Current liabilities	$106,410	$85,018
Long-term debt, net of debt issuance costs	711,491	711,808
Other long-term liabilities	24,622	16,972
Stockholders' equity	559,221	571,543
Total liabilities and stockholders' equity	$1,401,744	$1,385,341

(1)
At March 31, 2017, the estimated fair value of all of the Company's commodity derivative instruments was a net asset of $16.0 million, comprised of $14.1 million of current assets and $1.9 million of non-current assets. This amount will fluctuate based on estimated future commodity prices and the current hedge position.

BILL BARRETT CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(in thousands, except per share amounts)
Operating Revenues:
Oil, gas and NGL production	$50,425	$29,121
Other operating revenues	111	313
Total operating revenues	50,536	29,434
Operating Expenses:
Lease operating	5,862	8,827
Gathering, transportation and processing	489	788
Production tax	322	(315)
Exploration	27	27
Impairment, dry hole costs and abandonment	8,074	558
(Gain) Loss on sale of properties	(92)	—
Depreciation, depletion and amortization	38,340	42,016
Unused commitments	4,572	4,568
General and administrative (1)	9,349	12,420
Other operating expenses, net	(573)	—
Total operating expenses	66,370	68,889
Operating Income (Loss)	(15,834)	(39,455)
Other Income and Expense:
Interest and other income	206	37
Interest expense	(13,951)	(15,746)
Commodity derivative gain (loss) (2)	16,464	8,668
Total other income and expense	2,719	(7,041)
Income (Loss) before Income Taxes	(13,115)	(46,496)
(Provision for) Benefit from Income Taxes	—	—
Net Income (Loss)	$(13,115)	$(46,496)

Net Income (Loss) per Common Share
Basic	$(0.18)	$(0.96)
Diluted	$(0.18)	$(0.96)
Weighted Average Common Shares Outstanding
Basic	74,544	48,499
Diluted	74,544	48,499

(1)	Includes long-term cash and equity incentive compensation of $1.1 million and $3.9 million for the three months ended March 31, 2017 and 2016, respectively.

(2)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives (1)	$3,632	$32,962
Prior year unrealized (gain) loss transferred to realized (gain) loss (1)	(1,377)	(29,486)
Unrealized gain (loss) on derivatives (1)	14,209	5,192
Total commodity derivative gain (loss)	$16,464	$8,668

(1)
Realized and unrealized gains and losses on commodity derivatives are presented herein as separate line items but are combined for a total commodity derivative gain (loss) in the Consolidated Statements of Operations. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful because the realized cash settlement portion provides a better understanding of the Company's hedge position. The Company also believes that this disclosure allows for a more accurate comparison to its peers.

BILL BARRETT CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Operating Activities:
Net income (loss)	$(13,115)	$(46,496)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	38,340	42,016
Impairment, dry hole costs and abandonment	8,074	558
Unrealized derivative (gain) loss	(12,832)	24,294
Incentive compensation and other non-cash charges	1,968	3,329
Amortization of deferred financing costs	558	639
(Gain) loss on sale of properties	(92)	—
Change in operating assets and liabilities:
Accounts receivable	3,587	12,413
Prepayments and other assets	(1,047)	(591)
Accounts payable, accrued and other liabilities	8,965	12,253
Amounts payable to oil and gas property owners	1,090	(4,036)
Production taxes payable	2,602	(3,864)
Net cash provided by (used in) operating activities	$38,098	$40,515
Investing Activities:
Additions to oil and gas properties, including acquisitions	(57,963)	(61,261)
Additions of furniture, equipment and other	(11)	(782)
Proceeds from sale of properties and other investing activities	11,225	(1,238)
Net cash provided by (used in) investing activities	$(46,749)	$(63,281)
Financing Activities:
Principal payments on debt	(112)	(109)
Proceeds from sale of common stock, net of offering costs	(224)	—
Deferred financing costs and other	(967)	(398)
Net cash provided by (used in) financing activities	$(1,303)	$(507)
Increase (Decrease) in Cash and Cash Equivalents	(9,954)	(23,273)
Beginning Cash and Cash Equivalents	275,841	128,836
Ending Cash and Cash Equivalents	$265,887	$105,563

BILL BARRETT CORPORATION
Reconciliation of Discretionary Cash Flow, Adjusted Net Income (Loss) and EBITDAX
(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Net Cash Provided by (Used in) Operating Activities	$38,098	$40,515
Adjustments to reconcile to discretionary cash flow:
Exploration expense	27	27
Changes in working capital	(15,197)	(16,175)
Discretionary Cash Flow	$22,928	$24,367

Adjusted Net Income (Loss) Reconciliation

	Three Months Ended March 31,
	2017	2016
	(in thousands, except per share amounts)
Net Income (Loss)	$(13,115)	$(46,496)
Provision for (Benefit from) income taxes	—	—
Income (Loss) before income taxes	(13,115)	(46,496)

Adjustments to net income (loss):
Unrealized derivative (gain) loss	(12,832)	24,294
Impairment expense	8,010	183
(Gain) loss on sale of properties	(92)	—
One-time item:
(Income) expense related to properties sold	(573)	—
Adjusted Income (Loss) before income taxes	(18,602)	(22,019)
Adjusted (provision for) benefit from income taxes (1)	7,042	8,312
Adjusted Net Income (Loss)	$(11,560)	$(13,707)
Per share, diluted	$(0.16)	$(0.28)

(1)	Adjusted (provision for) benefit from income taxes is calculated using the Company's current effective tax rate prior to applying the valuation allowance against deferred tax assets.

EBITDAX Reconciliation

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Net Income (Loss)	$(13,115)	$(46,496)
Adjustments to reconcile to EBITDAX:
Depreciation, depletion and amortization	38,340	42,016
Impairment, dry hole and abandonment expense	8,074	558
Exploration expense	27	27
Unrealized derivative (gain) loss	(12,832)	24,294
Incentive compensation and other non-cash charges	1,968	3,329
(Gain) loss on sale of properties	(92)	—
Interest and other income	(206)	(37)
Interest expense	13,951	15,746
Provision for (benefit from) income taxes	—	—
EBITDAX	$36,115	$39,437

Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. These measures are presented because management believes that they provide useful additional information to investors for analysis of the Company's ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income (loss) for certain items to allow for a more consistent comparison from period to period. In addition, the Company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and that many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. The definition of these measures may vary among companies, and, therefore, the amounts presented may not be comparable to similarly titled measures of other companies.